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                                                                    EXHIBIT 10.4


                               RETENTION AGREEMENT


         Agreement, dated as of [ ], 2004, between George Graeber ("Mr. Graeber") and Cable Design Technologies Corporation ("CDT Corp," or the "Company") and Cable Design Technologies Inc. (collectively, with CDT Corp."CDT").

         WHEREAS, CDT Corp. and Belden Inc. ("Belden") are parties to a merger agreement whereby a subsidiary of CDT Corp. will merge with and into Belden (the "Merger");

         WHEREAS, following the completion of the Merger, CDT Corp. will change its name to "Belden CDT Inc." ("Belden CDT");

         WHEREAS, following the completion of the Merger, Mr. Graeber will no longer serve as Chief Operating Officer or President of CDT Corp;

         WHEREAS, the Board of CDT Corp. has determined that Mr. Graeber's services for a transition period following completion of the Merger are important to the success of Belden CDT; and

            NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

     1. TRANSITION SERVICES. Prior to the Merger, Mr. Graeber will continue to serve as the Chief Operating Officer and President of CDT Corp. For a period of 6 months following the completion of the Merger (the "Continued Employment Period"), Mr. Graeber will serve as Integration Officer of Belden CDT and will report directly to the Chief Executive Officer of Belden CDT. During the Continued Employment Period, Mr. Graeber will provide the following services:

         o Assist in the development of a plan to integrate businesses, facilities and personnel following completion of the Merger;

         o Assist in the identification of cost savings, including plant and personnel reductions, and the development of an implementation plan for such savings;

         o Assist in the implementation and monitoring of the integration and cost savings plans; and

         o Such other services as Mr. Graeber and the Chief Executive Officer of Belden CDT agree upon.

In his role as Integration Officer, on a regular basis, Mr. Graeber will update the Chief Executive Officer of Belden CDT regarding his activities under this Agreement. Mr. Graeber's services shall be rendered from the Boston, Massachusetts area, but will also include reasonable travel to Belden CDT's headquarters and facility locations as deemed appropriate by Mr. Graeber and the Chief Executive Officer of Belden CDT.

Mr. Graeber shall be entitled to reimbursement for travel and other business expenses in accordance with Belden CDT's policies applicable to executives.

     2. PAYMENT. During the Continued Employment Period, Mr. Graeber shall receive salary at an annual rate of $625,000, payable in accordance with Belden CDT's normal payroll schedule and subject to required withholding and other normal deductions. During such period, Mr. Graeber shall not participate in any bonus plan of Belden CDT (or its affiliates), but would be entitled to participate in the following employee benefit plans or programs: medical, dental, life insurance, auto lease program (auto, normal maintenance and gas) and the CDT (West Penn) 401(k) plan. However, Mr. Graeber may be eligible to receive any special bonus for which the Board of Directors of Belden CDT, in its sole discretion, deems advisable.

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     3. POST CONTINUED EMPLOYMENT PERIOD. Immediately following the Continued
Employment Period, unless such period is extended in writing by mutual agreement of Mr. Graeber and Belden CDT, Mr. Graeber's employment with Belden CDT (or any of its affiliates) shall terminate. Upon such termination, Mr. Graeber shall be deemed to have "retired" for purposes of any stock options held by Mr. Graeber, and such treatment shall not affect his eligibility for benefits to be received under the CoC Agreement (defined below) arising out of the occurrence of the Merger, which shall constitute a "change in control" as such term is used in the CofC Agreement.

     4. CHANGE OF CONTROL AGREEMENT. Promptly following the consummation of the Merger, Mr. Graeber shall be entitled to receive the cash payments and benefits under his Change of Control Agreement, dated as of October 6, 2003 (the "CoC Agreement") to which he is entitled assuming arising out of the occurrence of the Merger. The non-cash benefits contemplated under the CoC Agreement (including, without limitation, health, dental, vision and life coverage) to which he is entitled arising out of the occurrence of the Merger shall begin immediately following the end of the Continued Employment Period.

     5. RESERVED.

     6. NON-COMPETE AGREEMENT. Following the Continued Employment Period, Mr. Graeber's covenant not to compete set out in Paragraph 10 of his CoC Agreement will begin and continue for its two-year term.

     7. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     8. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     9. REVIEW OF AGREEMENT. Mr. Graeber acknowledges that he has had adequate time to review this Agreement and has been advised to obtain independent tax and legal advise regarding the terms of this Agreement, and is not relying on any representations, explanations or other information provided by the Company, its officers or employees or legal or accounting advisors.

     10. DUE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all requisite corporate action, and the consent of Belden and any other third party required in connection with this Agreement have been obtained. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligations of the Company enforceable against the Company in accordance with its terms.

     11. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                              * * * * * * * * * * *


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CABLE DESIGN TECHNOLOGIES CORP.
CABLE DESIGN TECHNOLOGIES INC.


By:
   -----------------------------------------------    --------------------------
Name:  Charles B. Fromm                               George Graeber
Title: Vice President & General Counsel
       (at the direction of the Board of Directors
       and Compensation Committee)





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